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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Analog Devices, Inc. pertaining to the BCO Technologies plc Approved Share Option Scheme and the BCO Technologies plc Unapproved Share Option Scheme of our report dated November 30, 1999, with respect to the consolidated financial statements of Analog Devices, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended October 30, 1999, and our report dated January 25, 2000 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
November 9, 2000


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